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                                                                       Exhibit 4

                      ASSIGNMENT AND ASSUMPTION AGREEMENT
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          ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of July 19, 2001 (this
"Agreement") between RCBA Strategic Partners, L.P., a Delaware limited
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partnership ("Assignor"), and Blum Strategic Partners II, L.P., a Delaware
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limited partnership ("Assignee").
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          WHEREAS, Assignor is party to that certain Amended and Restated
Contribution and Voting Agreement (the "Agreement"), dated as of May 31, 2001,
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by and among the Assignor, BLUM CB Corp., CBRE Holding, Inc., FS Equity Partners
III, L.P., FS Equity Partners International, L.P., Raymond E. Wirta, W. Brett White and Donald M. Koll. Capitalized terms not defined herein shall have the meanings ascribed such terms in the Agreement.

          NOW THEREFORE, for good and valuable consideration and intending to be bound hereby, the parties hereto agree as follows:

          1. In accordance with Section 5.3 of the Agreement, Assignor hereby assigns to Assignee all of Assignor's rights and obligations of Assignor to make $46,040,112 of the BLUM Cash Contribution and to contribute 37,540 shares of common stock pursuant to Section 1.1 of the Agreement.

          2. Assignee hereby assumes the performance and obligations of Assignor described in paragraph 1 above.

          3. Assignor has the right and power to enter into this Agreement and this Agreement has been duly authorized, executed and delivered by and on behalf of Assignor.

          4. Assignee has the right and power to enter into this Agreement and this Agreement has been duly authorized, executed and delivered by and on behalf of Assignee.

          5. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement shall inure to the benefit of any other person or entity.

          6. No provision of this Agreement shall be modified, waived or terminated, except by an instrument in writing signed by the parties hereto.

          7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state.

          8. This Agreement may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              RCBA STRATEGIC PARTNERS, L.P.

                              By:  RCBA GP, L.L.C., its general partner

                              By:  /s/  Claus J. Moller
                                   Name:  Claus J. Moller
                                   Title: Managing Member

                              BLUM STRATEGIC PARTNERS II, L.P.

                              By: Blum Strategic GP II, L.L.C., its general partner

                              By:  /s/  Murray A. Indick
                                   Name:  Murray A. Indick
                                   Title: Member